Exhibit 99.1

Corporate Communications Department	NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 Robert Bridge — 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact: David Sylvestre — 401-457-2362

Textron Reports First Quarter Financial Results

Updates 2014 Guidance to Include Acquisition of Beechcraft

Providence, Rhode Island — May 1, 2014 — Textron Inc. (NYSE: TXT) today reported first quarter 2014 income from continuing operations of $0.31 per share, compared to $0.40 per share in the first quarter of 2013. On March 14, 2014, Textron completed its acquisition of Beechcraft and recorded acquisition and restructuring costs of $16 million.  The acquisition reduced first quarter income from continuing operations by $0.05 per share as a result of acquisition, restructuring and applicable interest costs.

Total revenues in the quarter were $2.8 billion, approximately flat with the first quarter of 2013. Beechcraft was combined with Cessna to form a new reporting segment called Textron Aviation and contributed $101 million to revenues in the first quarter of 2014.

Segment profit in the quarter was $219 million, down $16 million from the first quarter of 2013.

First quarter 2014 manufacturing cash flow before pension contributions reflected a use of cash of $111 million compared to a use of cash of $425 million during the first quarter of 2013. The company contributed $17 million to its pension plans during the first quarter.

“Revenues at Textron Aviation and Industrial were up during the quarter, while revenues at Bell and Textron Systems were down, as we expected,” said Textron Chairman and CEO Scott C. Donnelly.  Donnelly continued, “Operationally, we achieved significant margin improvements at Textron Aviation, Textron Systems and Industrial, reflecting strong performance across these segments.”

Donnelly continued, “We were pleased that we were able to close our Beechcraft acquisition during the first quarter, as it gave us an early start on combining our capabilities and bringing the large installed base of Hawker and Beechcraft customers into the Textron family. Coupled with our margin improvements, we believe we have a good start to 2014.”

Share Repurchases

On February 5, 2014, the company repurchased 4.3 million shares of its outstanding common stock through an accelerated share repurchase agreement.

Outlook

The company estimates that it will record 2014 full-year Beechcraft restructuring costs of approximately $35 million and acquisition costs of $11 million. Including the impact of these costs and applicable interest costs, the estimated impact of the Beechcraft acquisition is to reduce 2014 results by $0.08 per share. On this basis, Textron now expects earnings per share from continuing operations will be in a range of $1.92 — $2.12.

Cash flow from continuing operations of the manufacturing group before pension contributions is still expected to be in a range of $600 - $700 million, as the Beechcraft acquisition is anticipated to be approximately cash neutral for the year.

First Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $77 million, reflecting the impact of the Beechcraft acquisition, higher jet deliveries and higher aftermarket sales, partially offset by a reduction in pre-owned sales and CitationAir revenues. Textron Aviation delivered eight King Air turboprops and 35 new jets in the quarter, up from 32 jets in last year’s first quarter.

Textron Aviation recorded a segment profit of $14 million in the first quarter compared to a segment loss of $8 million a year-ago, largely due to higher pricing and higher jet volumes.

Textron Aviation backlog at the end of the first quarter, which included $534 million of Beechcraft backlog, was $1.5 billion, compared to $1.0 billion at the end of 2013.

Bell

Bell revenues decreased $76 million, primarily the result of lower commercial and military aircraft deliveries partially offset by higher military product support volume. Bell delivered 8 V-22’s and 5 H-1’s in the quarter, compared to 9 V-22’s and 6 H-1’s in last year’s first quarter and delivered 34 commercial helicopters, down from 40 units last year.

Segment profit decreased $33 million, primarily reflecting an unfavorable mix of commercial aircraft deliveries and the lower volumes.

Bell backlog at the end of the first quarter was $6.3 billion, down $197 million from the end of 2013.

Textron Systems

Revenues at Textron Systems decreased $66 million, reflecting lower Unmanned Aircraft Systems and Marine and Land Systems volumes, partially offset by higher volume within Weapons and Sensors.

Segment profit increased $1 million reflecting favorable performance across most product lines, partially offset by lower volume.

Textron Systems’ backlog at the end of the first quarter was $2.8 billion, relatively flat with the end of 2013.

Industrial

Industrial revenues increased $70 million, primarily due to higher Fuel Systems and Functional Components product line volume, reflecting automotive industry demand in Europe and Asia, and the impact of acquisitions. Segment profit increased $9 million reflecting the higher volume.

Finance

Finance segment revenues and segment profit decreased $13 million and $15 million, respectively, primarily due to an impact from gains on the disposition of finance receivables held for sale during the first quarter of 2013.

Conference Call Information

Textron will host its conference call today, May 1, 2014 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Thursday, May 1, 2014 by dialing (320) 365-3844; Access Code: 307261.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations;  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits; continued demand softness or volatility in the markets in which we do business; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that anticipated synergies and opportunities as a result of acquisitions will not be realized or the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue projections.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 29, 2014	March 30, 2013
REVENUES
MANUFACTURING:
Textron Aviation	$785	$708
Bell	873	949
Textron Systems	363	429
Industrial	797	727
	2,818	2,813

FINANCE	29	42
Total revenues	$2,847	$2,855

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$14	$(8)
Bell	96	129
Textron Systems	39	38
Industrial	66	57
	215	216

FINANCE	4	19
Segment Profit	219	235

Corporate expenses and other, net	(43)	(55)
Interest expense, net for Manufacturing group	(35)	(37)
Acquisition and restructuring costs (1)	(16)	—

Income from continuing operations before income taxes	125	143
Income tax expense	(38)	(28)

Income from continuing operations	87	115
Discontinued operations, net of income taxes	(2)	4
Net income	$85	$119

Earnings per share:
Income from continuing operations	$0.31	$0.40
Discontinued operations, net of income taxes	(0.01)	0.01
Net income	$0.30	$0.41

Diluted average shares outstanding	283,327,000	288,978,000

(1) Acquisition and restructuring costs include $11 million of transaction costs and $5 million of restructuring costs incurred in the first quarter of 2014 related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 29, 2014	December 28, 2013
Assets
Cash and equivalents	$682	$1,163
Accounts receivable, net	1,141	979
Inventories	3,909	2,963
Other current assets	603	467
Net property, plant and equipment	2,456	2,215
Other assets	4,461	3,432
Finance group assets	1,711	1,725
Total Assets	$14,963	$12,944

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$543	$8
Other current liabilities	3,395	2,995
Other liabilities	2,481	2,118
Long-term debt	2,682	1,923
Finance group liabilities	1,499	1,516
Total Liabilities	10,600	8,560

Total Shareholders’ Equity	4,363	4,384
Total Liabilities and Shareholders’ Equity	$14,963	$12,944

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended
		March 29,	March 30,
		2014	2013
	Cash flows from operating activities:
	Income from continuing operations	$84	$103
	Dividends received from TFC	—	20
	Depreciation and amortization	95	92
	Changes in working capital	(263)	(529)
	Changes in other assets and liabilities and non-cash items	20	(154)
	Net cash from operating activities of continuing operations	(64)	(468)
	Cash flows from investing activities:
	Net cash used in acquisitions	(1,489)	(18)
	Capital expenditures	(66)	(77)
	Proceeds from the sale of property, plant and equipment	2	—
	Other investing activities, net	(3)	—
	Net cash from investing activities	(1,556)	(95)
	Cash flows from financing activities:
	Proceeds from long-term debt	1,093	—
	Increase in short-term debt	184	205
	Principal payments on long-term debt	—	(312)
	Purchases of Textron common stock	(150)	—
	Other financing activities, net	13	6
	Net cash from financing activities	1,140	(101)
	Total cash flows from continuing operations	(480)	(664)
	Total cash flows from discontinued operations	(1)	(4)
	Effect of exchange rate changes on cash and equivalents	—	(9)
	Net change in cash and equivalents	(481)	(677)
	Cash and equivalents at beginning of period	1,163	1,378
	Cash and equivalents at end of period	$682	$701

	Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$(64)	$(468)
Less:	Capital expenditures	(66)	(77)
	Dividends received from TFC	—	(20)
Plus:	Proceeds on sale of property, plant and equipment	2	—
	Total pension contributions	17	140
	Manufacturing cash flow before pension contributions- Non-GAAP	$(111)	$(425)

		2014 Outlook
Net cash from operating activities of continuing operations - GAAP		$ 970 - $ 1,070
Less:	Capital expenditures	(465)
Plus:	Proceeds from the sale of property, plant and equipment	2
	Total pension contributions	93
Manufacturing cash flow before pension contributions- Non-GAAP		$ 600 - $ 700

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2014	2013
Cash flows from operating activities:
Income from continuing operations	$87	$115
Depreciation and amortization	98	97
Changes in working capital	(233)	(440)
Changes in other assets and liabilities and non-cash items	22	(167)
Net cash from operating activities of continuing operations	(26)	(395)
Cash flows from investing activities:
Net cash used in acquisitions	(1,489)	(18)
Capital expenditures	(66)	(77)
Finance receivables repaid	33	72
Other investing activities, net	2	39
Net cash from investing activities	(1,520)	16
Cash flows from financing activities:
Proceeds from long-term debt	1,131	41
Increase in short-term debt	184	205
Principal payments on long-term and nonrecourse debt	(62)	(482)
Purchases of Textron common stock	(150)	—
Other financing activities, net	13	6
Net cash from financing activities	1,116	(230)
Total cash flows from continuing operations	(430)	(609)
Total cash flows from discontinued operations	(1)	(4)
Effect of exchange rate changes on cash and equivalents	—	(9)
Net change in cash and equivalents	(431)	(622)
Cash and equivalents at beginning of period	1,211	1,413
Cash and equivalents at end of period	$780	$791